Exhibit 5.1

650 Town Center Drive, 20th Floor Costa Mesa, California 92626-1925 Tel: +1.714.540.1235 Fax: +1.714.755.8290 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Moscow
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
	Chicago	Riyadh*
July 26, 2022	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Shanghai
	Hong Kong	Silicon Valley
Virgin Orbit Holdings, Inc. 4022 E. Conant St. Long Beach, California 90808	Houston	Singapore
	London	Tel Aviv
	Los Angeles	Tokyo
	Madrid	Washington, D.C.
Milan
Re:  Virgin Orbit Holdings, Inc. – Registration Statement on Form S-1
To the addressee named above:
We have acted as special counsel to Virgin Orbit Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the resale of up to 20,000,000 shares (the “Conversion Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) issuable, from time to time, upon conversion of the convertible debenture described in the Registration Statement (the “Convertible Debenture”), pursuant to that certain Securities Purchase Agreement, dated as of June 28, 2022, between YA II PN, Ltd. and the Company.
This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the Conversion Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Conversion Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the holder of the Convertible Debenture, and have been issued by the Company in the circumstances contemplated by and pursuant to the
*In cooperation with the Law Office of Salman M. Al-Sudairi

July 26, 2022 Page 2

Convertible Debenture, the Conversion Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we have assumed that (i) the Company complied or will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL and (ii) upon the issuance of any of the Conversion Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its certificate of incorporation.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP